UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

CHINDEX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24624	13-3097642
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 EAST WEST HIGHWAY, SUITE 1100 BETHESDA, MARYLAND	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (301) 215−7777

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.     Entry into Material Definitive Agreement.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan Agreement

On December 10, 2007, Chindex International, Inc. (the “Company”) entered into a Loan Agreement with International Finance Corporation (“IFC”), a member of the World Bank, providing for loans (the “Loans”) in the aggregate amount of $25 million to expand the Company’s United Family Hospitals and Clinics network of private hospitals and clinics in China. The Loans would fund a portion of the Company’s planned $100 million total financing for the expansion program.

The Loans will be made directly to one or both of the joint venture entities (the “Joint Ventures) to be established to undertake the construction, equipping and operation of the proposed facilities. The Loans will bear interest equal to a fixed base rate determined at the time of each disbursement plus 2.75% per annum, with a reduction in the spread first to 2.50% and second to 2.00% per annum upon, in each case, upon the satisfaction of certain conditions, and will mature 9.25 years from the date of first disbursement.

The obligations of each borrowing Joint Venture under the Loan Agreement will be guaranteed by the Company pursuant to a guarantee agreement with IFC, will be secured by a pledge by the Company of its equity interests in the borrowing Joint Ventures pursuant to a share pledge agreement by the Company with IFC and will be secured pursuant to a mortgage agreement between each borrowing Joint Venture and IFC.

The Loan Agreement contains customary financial covenants, including maintenance of a maximum ratio of liabilities to tangible net worth and a minimum debt service coverage ratio, and covenants that, among other things, place limits on the Company’s ability to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay subordinated debt, merge with other entities, engage in transactions with affiliates, and make capital expenditures. The Loan Agreement also contains customary events of default.

Securities Purchase Agreement

On December 10, 2007, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with IFC pursuant to which the Company agreed to issue and sell to IFC 359,195 shares (the “IFC Shares”) of the Company’s common stock at a price of $27.84 per IFC Share for an aggregate price of $10 million. In addition to the Loans, the net proceeds from the sale of the IFC Shares would fund a portion of the Company’s planned $100 million total financing for the expansion program described above.

Under NASDAQ Marketplace Rule 4350(i)(1)(D)(ii), prior stockholder approval is required for issuances of securities in an amount greater than 20% of the Company’s outstanding common stock for a purchase price of less than the greater of book or market value. The IFC Shares would be issued at a discount to the market value of the Company’s common stock and, if aggregated with prior sales of Company common stock, would be deemed to constitute more than 20% of the Company’s outstanding common stock of all classes. As a result, in order to comply with Marketplace Rule 4350(i)(1)(D)(ii) and pursuant to the terms of the Securities Purchase Agreement, the sale of the IFC Shares are conditioned upon the prior approval of the Company’s stockholders.

Item 3.02.    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 3.02. The IFC Shares to be issued under the Securities Purchase Agreement have been offered and will be issued in reliance upon an exemption from registration under Regulation D and/or Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”). The Company advised IFC that the IFC Shares have not been registered under the Securities Act and may not be resold unless they are resold in compliance with Regulation S, registered under the Securities Act or sold pursuant to a valid exemption from registration under the Securities Act. The certificates representing the IFC Shares will contain a legend as to the foregoing and will state the restrictions on transfer and resale as described above.

Item 8.01.    Other Events.

On December 11, 2007, the Company issued a press release, which is attached as Exhibit 99.1 to this Report and incorporated by reference herein.

Item 9.01.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

4.1             Loan Agreement dated December 10, 2007 between the Company and International Finance Corporation.

10.1           Securities Purchase Agreement dated December 10, 2007 between the Company and International Finance Corporation.

99.1           Press Release of the Company dated December 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 11, 2007

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Name: Lawrence Pemble
Title: Chief Financial Officer

INDEX TO EXHIBITS
Exhibit
4.1	Loan Agreement dated December 10, 2007 between the Company and International Finance Corporation.
10.1	Securities Purchase Agreement dated December 10, 2007 between the Company and International Finance Corporation.
99.1	Press Release of the Company dated December 11, 2007.